United States
                       Securities and Exchange Commission
                             Washington, D.C. 20549

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment no. 1)

                               T/R Systems, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  87263U 10 2
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                   12-31-2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             [ ]     Rule 13d-1(b)

             [ ]     Rule 13d-1(c)

             [X]     Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 15 pages

CUSIP No. 87263U 10 2               13G                      Page 2 of 15 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    InterWest Partners V, LP
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    California
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       1,020,448
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          0
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             1,020,448
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       0
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,020,448
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    8.3%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                               Page 2 of 15 pages

CUSIP No. 87263U 10 2               13G                     Page 3 of 15 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    InterWest Investors V
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    California
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       6,421
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          0
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             6,421
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       0
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    6,421
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.1%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                               Page 3 of 15 pages

CUSIP No. 87263U 10 2               13G                     Page 4 of 15 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    InterWest Management Parnters V, LP (the General Partner of InterWest Partners V, LP)
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    California
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       1,020,448
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          0
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             1,020,448
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       0
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,020,448
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    8.3%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                               Page 4 of 15 pages

CUSIP No. 87263U 10 2               13G                     Page 5 of 15 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Alan W. Crites (a General Partner of InterWest Management Partners V, LP and InterWest Investors V)
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       0
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          1,026,869
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             0
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       1,026,869
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,026,869
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    8.4%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                               Page 5 of 15 pages

CUSIP No. 87263U 10 2               13G                     Page 6 of 15 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Philip T. Gianos (a General Partner of InterWest Management Partners V, LP)
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       16,000
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          1,020,448
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             16,000
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       1,020,448
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,036,448
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    8.4%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                               Page 6 of 15 pages

CUSIP No. 87263U 10 2               13G                     Page 7 of 15 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Wallace R. Hawley (a General Partner of InterWest Management Partners V, LP and InterWest Investors V)
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       0
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          1,026,869
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             0
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       1,026,869
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,026,869
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    8.4%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                               Page 7 of 15 pages

CUSIP No. 87263U 10 2               13G                     Page 8 of 15 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    W. Scott Hedrick (a General Partner of InterWest Mangement Partners V, LP and InterWest Investors V)
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       617
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          1,026,869
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             617
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       1,026,869
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,027,486
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    8.4%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                               Page 8 of 15 pages

CUSIP No. 87263U 10 2               13G                     Page 9 of 15 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    W. Stephen Holmes (a General Partner of InterWest Management Partners V, LP and InterWest Investors V)
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       0
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          1,026,869
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             0
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       1,026,869
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,026,869
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    8.4%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                               Page 9 of 15 pages

CUSIP No. 87263U 10 2               13G                     Page 10 of 15 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Robert R. Momsen (a General Partner of InterWest Management Partners V, LP and InterWest Investors V)
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       0
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          1,026,869
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             0
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       1,026,869
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,026,869
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    8.4%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                               Page 10 of 15 pages

CUSIP No. 87263U 10 2               13G                     Page 11 of 15 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Arnold L. Oronsky (a General Partner of InterWest Management Parnters V, LP)
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       0
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          1,020,448
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             0
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       1,020,448
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,020,448
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    8.3%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                               Page 11 of 15 pages

Item 1.

(a)      Name of Issuer:  T/R Systems, Inc. ("Issuer")


(b)      Address of Issuer's Principal Executive Offices:

         1300 Oakbrook Dr.
         Norcross, GA 30093

Item 2.

(a)      Name of Person(s) Filing:

         InterWest Partners V, LP ("IWP V")
         InterWest Investors V ("II V")
         InterWest Management Partners V, LP ("IMP V")
         Alan W. Crites ("Crites")
         Philip T. Gianos ("Gianos")
         Wallace R. Hawley ("Hawley")
         W. Scott Hedrick ("Hedrick")
         W. Stephen Holmes ("Holmes")
         Robert R. Momsen ("Momsen")
         Arnold L. Oronsky ("Oronsky")

(b)      Address of Principal Business Office or, if none, Residence:

         3000 Sand Hill Road
         Building 3, Suite 255
         Menlo Park, CA 94025

(c)      Citizenship/Place of Organization:

         IWP V:       California
         II V:        California
         IMP V:       California
         Crites:      United States
         Gianos:      United States
         Hawley:      United States
         Hedrick:     United States
         Holmes:      United States
         Momsen:      United States
         Oronsky:     United States


(d)      Title of Class of Securities:  Common Stock

(e)      CUSIP Number:     87263U 10 2

Item 3.        Not applicable.

                              Page 12 of 15 pages

Item 4.        Ownership.


======= ============ ============ ========= =========== =========== =========== ========== ===============
                                                                                               Other
                        IWP V       II V      IMP V       Gianos     Hedrick     Oronsky   Individuals *
------- ------------ ------------ --------- ----------- ----------- ----------- ---------- ---------------
(a)     Beneficial
        Ownership      1,020,448     6,421   1,020,448   1,036,448   1,027,486  1,020,448       1,026,869
------- ------------ ------------ --------- ----------- ----------- ----------- ---------- ---------------
(b)     Percentage
        of Class            8.3%      0.1%        8.3%        8.4%        8.4%       8.3%            8.4%
------- ------------ ------------ --------- ----------- ----------- ----------- ---------- ---------------
(c)     Sole Voting
        Power          1,020,448     6,421   1,020,448    16,000**         617          0               0
------- ------------ ------------ --------- ----------- ----------- ----------- ---------- ---------------
        Shared
        Voting
        Power                  0         0           0   1,020,448   1,026,869  1,020,448       1,026,869
------- ------------ ------------ --------- ----------- ----------- ----------- ---------- ---------------
        Sole
        Dispositive                                                                     0
        Power          1,020,448     6,421   1,020,448    16,000**         617                          0
------- ------------ ------------ --------- ----------- ----------- ----------- ---------- ---------------
        Shared
        Dispositive
        Power                  0         0           0   1,020,448   1,026,869  1,020,448       1,026,869
======= ============ ============ ========= =========== =========== =========== ========== ===============


*Individuals included in this column are Crites, Hawley, Holmes, and Momsen, all of whom are general partners of IMP V and II V.


**Includes options exercisable through 3/1/02 representing 10,000 shares of common stock.

Item 5.        Ownership of Five Percent or Less of a Class

Not applicable.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person

Under certain circumstances set forth in the partnership agreement of IMP V, the general partners and/or limited partners of such partnership have the right to receive dividends from, or the proceeds from the sale of, the Common Stock of Issuer beneficially owned by such Partnership.

Item 7.        Identification   and   Classification  of  the  Subsidiary  Which
               Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.        Identification and Classification of Members of the Group

No   reporting   person  is  a  member  of  a  group  as   defined   in  section
240.13d-1(b)(1)(iii)(H) of the Act.

Item 9.        Notice of Dissolution of Group

Not applicable.

Item 10.       Certification

Not applicable

EXHIBITS

A.    Joint Filing Statement

                              Page 13 of 15 pages

                                    Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    February ____, 2002


INTERWEST PARTNERS V, LP

By:    InterWest Management Partners V, LP      --------------------------------
                                                Alan W. Crites
       By: ------------------------------
           General Partner                      --------------------------------
                                                Philip T. Gianos
INTERWEST INVESTORS V
                                                --------------------------------
By:    ----------------------------------       Wallace R. Hawley
       General Partner
                                                --------------------------------
INTERWEST MANAGEMENT PARTNERS V, LP             W. Scott Hedrick

By:    ----------------------------------       --------------------------------
       General Partner                          W. Stephen Holmes

                                                --------------------------------
                                                Robert R. Momsen

                                                --------------------------------
                                                Arnold L. Oronsky


                              Page 14 of 15 pages

                                    EXHIBIT A

We, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

Date:    February ____, 2002


INTERWEST PARTNERS V, LP

By:    InterWest Management Partners V, LP      --------------------------------
                                                Alan W. Crites
       By: ------------------------------
           General Partner                      --------------------------------
                                                Philip T. Gianos
INTERWEST INVESTORS V
                                                --------------------------------
By:    ----------------------------------       Wallace R. Hawley
       General Partner
                                                --------------------------------
INTERWEST MANAGEMENT PARTNERS V, LP             W. Scott Hedrick

By:    ----------------------------------       --------------------------------
       General Partner                          W. Stephen Holmes

                                                --------------------------------
                                                Robert R. Momsen

                                                --------------------------------
                                                Arnold L. Oronsky


                              Page 15 of 15 pages